Exhibit 99.1

SGS INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE

– SGS International Extends the Consent Deadline for the Tender Offer and Consent Solicitation –

– A Global Leader in Graphics Services for the Consumer Packaging Industry –

Louisville, Kentucky, September 28, 2012 – SGS International, Inc. (“SGS” or the “Company”), a global leader in design-to-print graphics services to the consumer products packaging industry, previously announced that it had commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $159,500,000 aggregate principal amount of 12% Senior Subordinated Notes due 2013 (CUSIP No. 784216AB9) (the “Notes”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated September 11, 2012 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on October 9, 2012, unless extended. As previously announced, Onex Corporation (TSX: OCX) has agreed to acquire SGS (the “Acquisition”) from affiliates of Court Square Capital Partners pursuant to the agreement and plan of merger dated September 2, 2012 (the “Acquisition Agreement”).

The Company announced today that it has extended the consent payment deadline for the Consent Solicitation to 5:00 p.m., New York City time, on October 1, 2012, unless extended by the Company in its sole discretion (the “Consent Deadline”). Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the Consent Deadline will receive $1,005.00 per $1,000 principal amount of the Notes (which amount includes a consent payment of $5.00 per $1,000 principal amount of the Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer will continue to expire at 11:59 p.m., New York City time, on October 9, 2012, unless extended.

As of the close of business on September 27, 2012, based on information provided by D.F. King & Co., Inc., the Tender Agent and Information Agent for the Offer, the consents of approximately $108,742,000 or 68.18% in aggregate principal amount of the outstanding Notes have been received.

As previously announced, the consent of the holders of at least a majority in aggregate principal amount of the Notes (the “Minimum Consents Condition”) to the indenture amendments described in the Offer to Purchase has been received. As the Minimum Consents Condition has been satisfied, Notes tendered and consents delivered may not be withdrawn. The Company’s obligation to accept for purchase, and to pay for, any Notes, including the Notes tendered as of the Consent Deadline, is subject to satisfaction or waiver of a number of additional conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the consummation of the Acquisition and the transactions contemplated by the Acquisition Agreement, which is conditioned upon satisfaction or waiver of each condition precedent contained in the Acquisition Agreement (the “Acquisition Condition”) and (ii) the receipt of sufficient financing proceeds to fund the Acquisition and the Offer (the “Financing Condition”). There can be no assurance that the Acquisition and the transactions contemplated by the Acquisition Agreement will be consummated or that any other condition to the Offer will be satisfied. The Company reserves the right to waive any of the conditions to the Offer. If the Offer is terminated or withdrawn, no consideration will be paid or become payable in respect of the tendered Notes and the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

The Company has engaged Deutsche Bank Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Deutsche Bank Securities Inc. at (212) 250-7527 (Call Collect) or (855) 287-1922 (Toll Free). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent for the Offer, at (800) 714-3313.

This press release does not constitute an offer to purchase the Notes, a solicitation of consents to amend the related indenture or a call for redemption. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About SGS International

SGS International is a global leader in the digital imaging industry. SGS offers design-to-print graphic services to the international consumer products packaging industry primarily in North America, Europe and Asia. SGS provides a full spectrum of innovative digital solutions that streamline the capture, management, execution, and distribution of graphics information. Brand development, creative design, prepress, image carriers and print support services are utilized in each of the three main printing processes: flexography, gravure and lithography. The company provides critical services that ensure customers are able to obtain or produce consistent, high quality packaging materials often on short turnaround times. To learn more about SGS, please visit www.sgsintl.com.

Forward-Looking Statements

This news release may contain forward-looking statements that are based on management’s current expectations and are subject to known and unknown uncertainties and risks, which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements. SGS is under no obligation to update any forward-looking statements contained herein should material facts change due to new information, future events or otherwise.

For further information:

Jim Dahmus

Senior Vice President and Chief Financial Officer

Tel: 502-634-5295